Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

AmerisourceBergen Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	27,823,219	(3)	$153.66	$4,275,315,831.54	$ $	92.70 per 1,000,000	$396,321.78
Total Offering Amount						$4,275,315,831.54			$396,321.78
Total Fee Offsets									$0.00
Net Fee Due									$396,321.78

[1]	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers any additional securities as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations, other capital adjustments or similar transactions.

[2]	Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee. The fee is computed based upon $153.66, which represents the average of the high and low prices per share of the Registrant’s Common Stock on March 28, 2022, as reported on the New York Stock Exchange.

[3]	As described in the Explanatory Note in this Registration Statement, the number of shares of Common Stock of the Registrant registered hereby consists of (a) the New Shares, plus (b) 5,073,219 Carryover Shares.